Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Digital Music Group, Inc. on Form S-1 of our report dated September 23, 2005, with respect to the balance sheet of Rio Bravo Entertainment, LLC as of December 31, 2004 and 2003, and the related statements of operations, members’ deficit and cash flows for each of the three years in the period ended December 31, 2004. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/    Perry-Smith LLP

Sacramento, California

September 29, 2005